UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 16, 2013

TELEFLEX INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

155 South Limerick Road, Limerick, Pennsylvania	19468
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (610) 948-5100

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2013, Teleflex Incorporated (the “Company”) entered into a Credit Agreement (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Company Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, the guarantors party thereto, the lenders party thereto and each other party thereto. The Company Credit Agreement provides for a five-year revolving credit facility of $850,000,000. The obligations under the Company Credit Agreement are guaranteed (subject to certain exceptions) by substantially all of the material domestic subsidiaries of the Company and (subject to certain exceptions and limitations) secured by a pledge on substantially all of the equity interests owned by the Company and each guarantor.

On July 16, 2013, in connection with the effectiveness of the Company Credit Agreement as described above, the Company terminated its Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, the “Old Company Credit Agreement”), dated as October 1, 2007, among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, the guarantors party thereto, the lenders party thereto and each other party thereto, and repaid all obligations outstanding thereunder.

At the Company’s option, loans under the Company Credit Agreement will bear interest at a rate equal to adjusted LIBOR plus an applicable margin of 1.75% bps or at an alternate base rate, which is defined as the higher of the administrative agent’s publicly announced prime rate, 0.5% above the federal funds rate and 1% above adjusted LIBOR for a one month interest period on such day, plus an applicable margin of 0.75%, in each case subject to adjustments based on the Company’s leverage ratio. Overdue loans will bear interest at the rate otherwise applicable to such loans plus 2.00%.

The Company Credit Agreement contains customary representations and warranties and covenants that, in each case subject to certain exceptions, qualifications and thresholds, (a) place limitations on the Company and its subsidiaries regarding the incurrence of additional indebtedness, additional liens, fundamental changes, dispositions of property, investments and acquisitions, dividends and other restricted payments, transactions with affiliates, restrictive agreements, changes in lines of business and swap agreements, and (b) require the Company and its subsidiaries to comply with sanction laws and other laws and agreements, to deliver financial information and certain other information and give notice of certain events, to maintain their existence and good standing, to pay their other obligations, to permit the administrative agent and the lenders to inspect their books and property, to use the proceeds of the Company Credit Agreement only for certain permitted purposes and to provide collateral in the future. The Company is further required to maintain a maximum leverage ratio of 4.0 to 1.0, a minimum interest coverage ratio of 3.50 to 1.0 and, at any time after the date that is six months prior to the maturity of the Company’s 3.875% convertible notes, minimum liquidity of $400,000,000. The maturity date of the Company Credit Agreement is July 16, 2018.

If an event of default under the Company Credit Agreement occurs and is continuing, the commitments thereunder may be terminated, the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable and the agent may enforce and foreclose on the collateral granted in connection with the Company Credit Agreement.

The description of the Company Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” concerning the Old Company Credit Agreement (as defined therein) is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated July 16, 2013, among Teleflex Incorporated, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, the guarantors party thereto, the lenders party thereto and each other party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2013	TELEFLEX INCORPORATED

	By:	/s/ Thomas E. Powell
		Name:	Thomas E. Powell
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated July 16, 2013, among Teleflex Incorporated, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, the guarantors party thereto, the lenders party thereto and each other party thereto.